Exhibit 5.1

Masco Corporation
17450 College Parkway
Livonia, Michigan 48152

September 18, 2020

Masco Corporation
17450 College Parkway
Livonia, Michigan 48152

RE:	MASCO CORPORATION REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-229556)

Ladies and Gentlemen:

Masco Corporation has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-229556) under the Securities Act of 1933, as amended (the “Act”), registering securities of Masco Corporation (the “Company”), including among other securities, debt securities, which registration statement became effective on February 7, 2019. Such registration statement, as amended and supplemented, including documents incorporated therein by reference, is referred to herein as the “Registration Statement.” I have acted as your counsel in connection with the offering of $300,000,000 aggregate principal amount of the Company’s 2.000% Notes Due 2030 (the “2030 Notes”) and $100,000,000 aggregate principal amount of the Company’s 4.500% Notes Due 2047 (the “2047 Notes” and, together with the 2030 Notes, the “Securities”) in an underwritten public offering pursuant to an Underwriting Agreement dated September 9, 2020 (the “Underwriting Agreement”) between the Company and the underwriters named therein (the “Underwriters”). The Securities are to be issued under an Indenture dated as of February 12, 2001, as supplemented by the First Supplemental Indenture dated as of November 30, 2006 and the Second Supplement Indenture dated as of September 18, 2020, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor-in-interest to Bank One Trust Company, National Association), as Trustee (together, the “Indenture”). The prospectus dated February 7, 2019 and the prospectus supplement dated September 9, 2020 relating to the Securities (the “Prospectus Supplement”) in the forms filed with the Commission pursuant to Rule 424 of the Act, including documents incorporated therein by reference, are collectively referred to herein as the “Prospectus.”

I, or attorneys under my supervision upon whom I am relying, have examined originals or copies, certified or otherwise identified to my or their satisfaction, of such documents and corporate records as I have deemed necessary or advisable for the purpose of rendering this opinion. Based upon the foregoing, I am of the opinion that:

The issuance of the Securities has been duly authorized by appropriate corporate action, and when the Securities have been duly executed and authenticated in accordance with the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and concepts of reasonableness and equitable principles of general applicability, provided that I express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. I also consent to the reference to me under the caption “Validity of Securities” in the Prospectus Supplement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

By:	/S/ KENNETH G. COLE
Kenneth G. Cole Vice President, General Counsel and Secretary